Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

FORTEGRA FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

•	Fourth quarter net revenues $23.8 million / Full Year $97.3 million

•	Fourth quarter diluted EPS $0.25 / Full Year EPS $0.94

•	Fourth quarter Adjusted EBITDA $10.2M / Full Year $40.1M

Jacksonville, FL - March 3, 2011 - Fortegra Financial Corporation (the "Company") (NYSE: FRF) an insurance services company providing distribution and administration services and insurance-related products, today reported results for the fourth quarter and fiscal year ended December 31, 2010.

"Our fourth quarter and full year 2010 results reflect solid operational performance across all business lines coupled with organic growth and the successful integration of our 2010 acquisitions. With our recent IPO we have improved our financial strength and flexibility and have multiple points of access to capital to allow us to both grow our existing businesses and pursue accretive acquisitions," said Richard S. Kahlbaugh, Chairman and CEO of Fortegra.

Fourth Quarter 2010 Results

Gross revenues increased 5.4% to $50.1 million for the fourth quarter of 2010 compared to $47.6 million for the fourth quarter of 2009. Net revenues, (revenues net of losses, loss adjustments, and commission expenses), decreased 2.9% to $23.8 million for the fourth quarter of 2010 compared to $24.5 million for the fourth quarter of 2009. Net income was $4.5 million, or $0.25 per diluted share, for the quarter ended December 31, 2010 compared to $5.0 million, or $0.29, for the quarter ended December 31, 2009. Adjusted EBITDA decreased 5.6% to $10.2 million for the fourth quarter of 2010 compared to $10.8 million for the fourth quarter of 2009.

Net earned premium revenues increased 10.2% to $28.4 million from $25.8 million for the comparable quarter last year, driven by growth in net written premium from new customers distributing Fortegra's credit insurance and warranty products.

Wholesale brokerage commission and fee revenues increased 4.8% to $5.5 million compared to $5.2 million for the fourth quarter of 2009.

Ceding commission revenue earned under coinsurance agreements increased 8.6% to $6.3 million from $5.8 million for comparable quarter last year, driven principally by increased credit insurance premium production, favorable loss experience across the lines reinsured and realized gains on the sale of investment portfolio assets.

Net investment income increased to $1.3 million for the fourth quarter of 2010 compared to $1.1 million for the fourth quarter of 2009, due to an increase in invested assets.

Service and administrative fee revenues decreased 5.7% to $8.1 million for the quarter ended December 31, 2010 from $8.6 million for the comparable quarter last year, primarily due to (i) lower volumes of new credit cards issued and higher credit card cancellations during the fourth quarter 2010 and (ii) processing a large volume of claims due to the initiation of claims handling for an existing program during the fourth quarter 2009 resulting in lower level of processing fees in the corresponding quarter of 2010. These decreases were offset, in part, by increased revenue from three acquisitions completed over the past year.

Fiscal Year 2010 Results

Gross revenues increased 9.8% to $204.3 million for the year ended December 31, 2010 compared to $186.1 million for the year ended December 31, 2009. Net revenues, (revenues, net of losses, loss adjustments, and commission expenses), increased 17.0% to $97.3 million compared to $83.1 million in 2009. Net income was $16.2 million, or $0.94 per diluted share, for the full year 2010 compared to $11.6 million, or $0.69, for the full year 2009. Adjusted EBITDA increased 27.4% to $40.1 million compared to $31.5 million for the year ended December 31, 2009.

Service and administrative fees increased 7.3% to $34.1 million from $31.8 million in 2009. Wholesale brokerage commission and fee income increased 51.0% to $24.6 million compared to $16.3 million last year. Ceding commissions increased 19.5% to $28.8 million from $24.1 million in 2009. Net investment income for the full year 2010 decreased 14.4% to $4.1 million compared to $4.8 million in 2009. Net earned premiums increased 3.4% to $111.8 million for the full year 2010 from $108.1million for 2009.

Segment Results

Payment Protection
Revenues for the Payment Protection segment increased 11.9% to $14.1 million in the fourth quarter of 2010 compared to $12.6 million for the fourth quarter of 2009. The increase was driven principally by the acquisitions of Continental Car Club and United Motor Club during 2010, which contributed $1.8 million in revenues during the fourth quarter. Income before taxes for the Payment Protection segment decreased 5.0% to $5.3 million for the fourth quarter of 2010 compared to $5.6 million for the fourth quarter of 2009 due to increased commission expense and an increase in loss experience in our warranty channel in the fourth quarter of 2010.

For the full year ended December 31, 2010, revenues in the Payment Protection segment increased 18.7% to $50.8 million and income before taxes increased 69.1% to $17.7 million.

BPO
Revenues for the BPO segment decreased 37.8% to $4.1 million for the fourth quarter of 2010 compared to $6.5 million for the fourth quarter of 2009, primarily due to lower volumes of new credit cards issued and higher credit card cancellations and to processing a large volume of claims due to the initiation of claims handling for an existing program during the fourth quarter 2009 resulting in lower level of processing fees in the corresponding quarter in 2010. Income before taxes for the BPO segment decreased 50.5% to $1.3 million for the fourth quarter of 2010 compared to $2.6 million for the fourth quarter of 2009.

For the full year ended December 31, 2010, revenues in the BPO segment decreased 11.0% to $20.9 million and total income before taxes decreased 28.9% to $6.2 million.

Wholesale Brokerage
Revenues for the Wholesale Brokerage segment increased 4.1% to $5.7 million for the fourth quarter of 2010 compared to $5.4 million in the fourth quarter of 2009. The increase was driven by premium revenue production during the fourth quarter and the acquisition of South Bay Acceptance Corporation in February 2010. Loss before taxes for the Wholesale Brokerage segment was $0.1 million for the fourth quarter of 2010 compared to operating income of $0.5 million for the fourth quarter of 2009.

For the full year ended December 31, 2010, revenues in the Wholesale Brokerage segment increased 51.6% to $25.5 million and income before taxes increased 45.5% to $3.1 million.

Capital Markets Activities
On December 16, 2010, Fortegra completed its initial public offering raising $43.6 million net of underwriting fees. Proceeds of the offering were used to retire $20.0 million of subordinated debt plus accrued interest of $0.6 million, pay $14.1 million in conversion costs to holders of class A common shares, and pay down the revolving line of credit by $8.9 million.

Balance Sheet
Total invested assets and cash were $148.0 million as of December 31, 2010 compared to $132.4 million as of December 31, 2009. Cash and cash equivalents increased $13.4 million to $43.4 million from $29.9 million as of the comparable period last year. Unearned premiums were $210.4 million compared to $215.7 million as of December 31, 2009. Stockholder's equity increased by $43.1 million to $123.9 million as of December 31, 2010 compared to $80.8 million as of December 31, 2009.

Outlook
Based on management's operating assumptions and including the two acquisitions announced to date in 2011, Fortegra is providing the following outlook for the fiscal year ending December 31, 2011:

•	Net revenues in the range of $106 to $111 million

•	Diluted earnings per share in the range of $0.88 to $0.97 based on a weighted fully diluted share count of 21.6 million shares

•	Adjusted EBITDA in the range of $47 to $50 million

Subsequent Events
As previously announced, Fortegra completed the acquisition of Auto Knight Motor Club, Inc. on January 1, 2011, further deepening Fortegra's market share in the car club business and expanding its reach into Canada.

As previously announced, Alex Halikias joined Fortegra Financial as the new Executive Vice President of Fortegra and President of Consecta, Fortegra's business process outsourcing business, effective January 4, 2011. Robert Fullington, prior Executive Vice President of Fortegra and President of Consecta, was appointed to the new role of Executive Vice President, Strategic Initiatives & Acquisitions.

As previously announced, on February 7, 2011, South Bay Acceptance Corporation ("South Bay"), an indirect wholly-owned subsidiary of Fortegra, terminated the Forty Million Dollar Loan and Security Agreement, dated as of June 10, 2010 (the “Loan Agreement”), by and between South Bay, as borrower, and Wells Fargo Capital Finance, LLC ("Wells Fargo"), as lender. The Loan Agreement was not drawn upon at the time of termination.

As previously announced, on March 1, 2011, Wells Fargo Bank, N.A., entered into a joinder agreement to Fortegra's revolving credit facility with SunTrust and became a new lender under the revolving credit facility with a revolving commitment of $30.0 million, which increased the size of the revolving credit facility to $85.0 million.

On March 3, 2011, Fortegra agreed to acquire eReinsure.com, Inc. ("eReinsure") for a cash purchase price of $37 million. eReinsure develops web-hosted applications for the reinsurance market by leveraging new Internet technologies in application architecture, network communication and information delivery.

Conference Call Information
Fortegra's executive management will host a conference call to discuss its fourth quarter and full year 2010 results on Friday, March 4, 2011 at 8:30 a.m. Eastern Time.  Analysts, media and individual investors are invited to participate in the conference call by calling 877-407-9039 and referencing passcode 366339.  A simultaneous Webcast of the conference call audio will be available online via the "Investor Relations" section of Fortegra's website, www.fortegra.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software.  A replay of the call will be available shortly after the call until March 11, 2011, by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 366339. A replay of the call will be available on Fortegra's website in the "Investor Relations" section.

About Fortegra
Fortegra Financial Corporation is an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. It sells services and products directly to businesses rather than directly to consumers. Fortegra's brands include Life of the South, Consecta and Bliss & Glennon.

Use of Non-GAAP Financial Information
Fortegra presents certain additional financial measures related to its Business Segments that are "Non-GAAP measures" within the meaning of Regulation G under the Securities Act of 1934. Fortegra presents these Non-GAAP measures to provide investors with additional information to analyze Fortegra's performance from period to period. Management also uses these measures to assess performance for Fortegra's segments and to allocate resources in managing Fortegra's businesses.  However, investors should not consider these Non-GAAP measures as a substitute for the financial information that Fortegra reports in accordance with GAAP.  These Non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled Non-GAAP measures presented by other companies.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under Item 1A. - "Risk Factors" in Fortegra's Registration Statement on Form S-1, as amended, originally filed with the Securities and Exchange Commission, ("SEC") on September 23, 2010, (File No.  333-16955). Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Further information concerning Fortegra and its business, including factors that potentially could materially affect Fortegra's financial results, is contained in Fortegra's filings with the SEC, which are available free of charges at the SEC's website at http://www.sec.gov and or from Fortegra's website in the "Investor Relations" section under "SEC Filings" at http://www.fortegra.com.

CONTACT:
Investor Relations:	Media Relations:
Evelyn Infurna or Kate Messmer Wendt	Brian Ruby
ICR Inc.	ICR Inc.
904-352-2759	203-682-8268
investor.relations@fortegra.com	brian.ruby@icrinc.com

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

	For the Quarter Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenues:
Service and administrative fees	$8,097	$8,584	$34,145	$31,829
Wholesale brokerage commissions and fees	5,452	5,203	24,620	16,309
Ceding commission	6,299	5,799	28,767	24,075
Net investment income	1,275	1,107	4,073	4,759
Net realized gains	494	841	650	54
Net earned premium	28,387	25,766	111,805	108,116
Other income	110	260	230	971
Total Revenues	50,114	47,560	204,290	186,113

Net losses and loss adjustment expenses	8,949	7,556	36,035	32,566
Commissions	17,371	15,511	71,003	70,449
Net Revenues	23,794	24,493	97,252	83,098

Personnel costs	8,422	8,755	36,361	31,365
Other operating expenses	5,346	5,324	22,873	22,291
Depreciation and amortization of intangibles	1,292	987	4,628	3,507
Interest expense	2,342	1,948	8,464	7,800
Income before income taxes and non-controlling interest	6,392	7,479	24,926	18,135
Income Taxes	1,831	2,520	8,703	6,551
Income before non-controlling interest	4,561	4,959	16,223	11,584
Less: net income (loss) attributable to non-controlling interest	51	(20)	20	26
Net income	$4,510	$4,979	$16,203	$11,558

Earnings per share:
Basic	$0.28	$0.32	$1.02	$0.75
Diluted	$0.25	$0.29	0.94	0.69
Weighted average common shares outstanding
Basic	16,483,626	15,728,126	15,929,181	15,388,706
Diluted	17,703,334	16,985,348	17,220,029	16,645,928

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)
(All Amounts in Thousands Except Share Amounts)

	December 31,
	2010	2009
Assets:
Investments
Fixed maturity securities available-for-sale at fair value (amortized cost of $82,124 in 2010 and $78,548 in 2009)	$85,786	$80,948
Equity securities available-for-sale at fair value (cost of $1,955 in 2010 and $2,155 in 2009)	1,935	2,210
Short-term investments	1,170	1,220
Total investments	88,891	84,378
Cash and cash equivalents	43,389	29,940
Restricted cash	15,722	18,090
Accrued investment income	880	910
Notes receivable	1,485	2,138
Other receivables	25,473	28,116
Reinsurance receivables	169,382	173,798
Deferred acquisition costs	65,142	41,083
Property and equipment, net	11,996	4,140
Goodwill	84,387	63,561
Other intangibles, net	29,283	29,997
Other assets	5,505	2,475
Total assets	$541,535	$478,626

Liabilities:
Unpaid claims	$32,693	$36,152
Unearned premiums	210,430	215,652
Accrued expenses and accounts payable	41,844	45,117
Commissions payable	—	2,157
Deferred revenue	25,611	—
Notes payable	36,713	31,487
Preferred trust securities	35,000	35,000
Redeemable preferred stock	11,040	11,540
Deferred income taxes	24,317	20,728
Total liabilities	417,648	397,833

Stockholders’ Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	$—	$—
Common stock, par value $0.01; 150,000,000 shares authorized; 20,256,735 and 15,786,913 shares issued in 2010 and 2009, respectively	203	1,002
Treasury stock (44,578 shares in 2010 and 2009, respectively)	(176)	(176)
Additional paid-in capital	95,556	53,675
Accumulated other comprehensive income, net of tax (expense) of $(1,235) and $(865), in 2010 and 2009, respectively	2,293	1,607
Retained earnings	25,308	23,210
Stockholders’ equity before non-controlling interest	123,184	79,318
Non-controlling interest	703	1,475
Total stockholders’ equity	123,887	80,793
Total liabilities and stockholders’ equity	$541,535	$478,626

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME- Segments (Unaudited)
(All Amounts in Thousands)

	Quarter Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Segment Net Revenue
Payment Protection
Service and administrative Fees	$3,887	$2,075	$12,459	$8,355
Ceding commission	6,299	5,800	28,767	24,075
Net investment income	1,234	1,107	4,033	4,759
Net realized gains (losses)	494	841	650	54
Other income	87	54	151	462
Net earned premium	28,387	25,767	111,805	108,116
Net losses and loss adjustment expenses	(8,949)	(7,556)	(36,035)	(32,566)
Commissions	(17,371)	(15,511)	(71,003)	(70,449)
Payment Protection	14,068	12,577	50,827	42,806
BPO	4,054	6,518	20,935	23,521
Wholesale Brokerage	5,672	5,447	25,490	16,820
Corporate	—	(49)	—	(49)
Total	23,794	24,493	97,252	83,098

Operating Expenses
Payment Protection	5,854	4,822	23,573	23,814
BPO	2,767	3,767	13,620	13,753
Wholesale Brokerage	5,079	4,338	19,911	12,890
Corporate	68	1,152	2,130	3,199
Total	13,768	14,079	59,234	53,656

EBITDA
Payment Protection	8,214	7,755	27,254	18,992
BPO	1,287	2,751	7,315	9,768
Wholesale Brokerage	593	1,109	5,579	3,930
Corporate	(68)	(1,201)	(2,130)	(3,248)
Total	10,026	10,414	38,018	29,442

Depreciation and amortization
Payment Protection	970	535	2,352	1,815
BPO	(99)	61	646	566
Wholesale Brokerage	421	391	1,630	1,126
Corporate	—	—	—	—
Total	1,292	987	4,628	3,507

Interest
Payment Protection	1,959	1,659	7,197	6,709
BPO	109	108	433	428
Wholesale Brokerage	274	181	834	663
Corporate	—	—	—	—
Total	2,342	1,948	8,464	7,800

Income before income taxes and non-controlling interest
Payment Protection	5,285	5,561	17,705	10,468
BPO	1,277	2,582	6,236	8,774
Wholesale Brokerage	(102)	537	3,115	2,141
Corporate	(68)	(1,201)	(2,130)	(3,248)
Total income before income taxes and non-controlling interest	6,392	7,479	24,926	18,135
Income taxes	1,831	2,520	8,703	6,551
Less: net income (loss) attributable to non-controlling interest	51	(20)	20	26
Net income	$4,510	$4,979	$16,203	$11,558

ORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME- Segments (Unaudited)
(All Amounts in Thousands)

Reconciliation of Segment Net Revenue and EBITDA to Total Revenue and Net Income

	Quarter Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenue
Payment Protection	$14,068	$12,577	$50,827	$42,806
BPO	4,054	6,518	20,935	23,521
Wholesale Brokerage	5,672	5,447	25,490	16,820
Corporate	—	(49)	—	(49)
Segment revenue	23,794	24,493	97,252	83,098
Net losses and loss adjustment expenses	8,949	7,556	36,035	32,566
Commissions	17,371	15,511	71,003	70,449
Total revenue	50,114	47,560	204,290	186,113

Operating Expenses
Payment Protection	5,854	4,822	23,573	23,814
BPO	2,767	3,767	13,620	13,753
Wholesale Brokerage	5,079	4,338	19,911	12,890
Corporate	68	1,152	2,130	3,199
Total Operating Expenses	13,768	14,079	59,234	53,656
Net losses and loss adjustment expenses	8,949	7,556	36,035	32,566
Commissions	17,371	15,511	71,003	70,449
Total expenses before depreciation, amortization and interest	40,088	37,146	166,272	156,671
EBITDA
Payment Protection	8,214	7,755	27,254	18,992
BPO	1,287	2,751	7,315	9,768
Wholesale Brokerage	593	1,109	5,579	3,930
Corporate	(68)	(1,201)	(2,130)	(3,248)
Total	10,026	10,414	38,018	29,442

Depreciation and amortization
Payment Protection	970	535	2,352	1,815
BPO	(99)	61	646	566
Wholesale Brokerage	421	391	1,630	1,126
Corporate	—	—	—	—
Total	1,292	987	4,628	3,507

Interest
Payment Protection	1,959	1,659	7,197	6,709
BPO	109	108	433	428
Wholesale Brokerage	274	181	834	663
Corporate	—	—	—	—
Total	2,342	1,948	8,464	7,800
Income before income taxes and non-controlling interest
Payment Protection	5,285	5,561	17,705	10,468
BPO	1,277	2,582	6,236	8,774
Wholesale Brokerage	(102)	537	3,115	2,141
Corporate	(68)	(1,201)	(2,130)	(3,248)
Total income before income taxes and non-controlling interest	6,392	7,479	24,926	18,135
Income taxes	1,831	2,520	8,703	6,551
Less: net income(loss) attributable to non-controlling interest	51	(20)	20	26
Net income	$4,510	$4,979	$16,203	$11,558

We present EBITDA and Adjusted EBITDA in this Earning Release to provide investors with a supplemental measure of our operating performance and, in the case of Adjusted EBITDA, information utilized in the calculation of the financial covenants under our revolving credit facility and in the determination of compensation. EBITDA, as used in this Earnings Release is defined as net income before interest expense, income taxes, non-controlling interest and depreciation and amortization. Adjusted EBITDA differs from the term "EBITDA" as it is commonly used. Adjusted EBITDA, as used in this Earnings Release, means "Consolidated Adjusted EBITDA" as that term is defined under our revolving credit facility, which is generally consolidated net income before consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated tax expense, in each case as defined more fully in the agreement governing our revolving credit facility. The other items excluded in this calculation include, but are not limited to, specified acquisition costs and unusual or non-recurring charges. The calculation below does not give effect to certain additional adjustments that are permitted under our revolving credit facility which, if included, would increase the amount reflected in this table.

We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in industries similar to ours. Adjusted EBITDA is also used by management to measure operating performance and by investors to measure a company's ability to service its debt and other cash needs. Management believes the inclusion of the adjustments to EBITDA and Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States, or U.S. GAAP. Accordingly, they should not be used as an indicator of, or alternative to, net income as a measure of operating performance. Although we use EBITDA and Adjusted EBITDA as measures to assess the operating performance of our business, EBITDA and Adjusted EBITDA have significant limitations as analytical tools because they exclude certain material costs. For example, they do not include interest expense, which has been a necessary element of our costs. Since we use capital assets, depreciation expense is a necessary element of our costs and ability to generate service revenues. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. EBITDA and Adjusted EBITDA also do not include the payment of taxes, which is also a necessary element of our operations. Because EBITDA and Adjusted EBITDA do not account for these expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA and Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods presented:

(Unaudited, all amounts in thousands)	Quarter Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Net income	$4,510	$4,979	$16,203	$11,558
Depreciation and amortization of intangibles	1,292	987	4,628	3,507
Interest expense	2,342	1,948	8,464	7,800
Income taxes	1,831	2,520	8,703	6,551
Less: net income (loss) attributable to non-controlling interest	51	(20)	20	26
EBITDA	10,026	10,414	38,018	29,442
Transaction costs (a)	97	427	486	2,077
Re-audit expenses	116	—	1,644	—
Adjusted EBITDA	$10,239	$10,841	$40,148	$31,519

(a) Represents transaction costs associated with acquisitions.